Results of Shareholder Votes

The Annual Meeting of Shareholders of the Fund was held on October 25, 2011.  At this meeting, shareholders voted on the election of trustees.

With regard to the election of the following trustees by common and preferred shareholders of the Fund:

# of Shares
Common shareholders                                                  In Favor                                           Withheld

Daniel L. Black                                                             21,109,714                                             485,533

                                                                                              # of Shares
Preferred shareholders                                                  In Favor                                           Withheld
Daniel L. Black                                                                     3,634                                                     252
Michael A. Smart                                                                  3,634                                                    252

The other trustees of the Fund whose terms did not expire in 2011 are Randall C. Barnes, Tracy V. Maitland, Derek Medina, Ronald A. Nyberg and Gerald L. Seizert.